Exhibit 99.2

Environmental Solutions Group Audited Combined Financial Statements As of December 31, 2023 and December 31, 2022 and for the Years Then Ended 1

PricewaterhouseCoopers LLP, One North Wacker, Chicago, IL 60606 T: (312) 298 2000, www.pwc.com/us Report of Independent Auditors To the Management of Dover Corporation Opinion We have audited the accompanying combined financial statements of Environmental Solutions Group (the “Company”), which comprise the combined balance sheets as of December 31, 2023 and 2022, and the related combined statements of income, of equity (deficit) and cash flows for the years then ended, including the related notes (collectively referred to as the “combined financial statements”). In our opinion, the accompanying combined financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America. Basis for Opinion We conducted our audit in accordance with auditing standards generally accepted in the United States of America (US GAAS). Our responsibilities under those standards are further described in the Auditors’ Responsibilities for the Audit of the Combined Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion. Emphasis of Matter As discussed in Note 1 to the combined financial statements, the Company changed the manner in which it accounts for inventory in 2023. Our opinion is not modified with respect to this matter. Responsibilities of Management for the Combined Financial Statements Management is responsible for the preparation and fair presentation of the combined financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of combined financial statements that are free from material misstatement, whether due to fraud or error. In preparing the combined financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date the combined financial statements are available to be issued. Auditors’ Responsibilities for the Audit of the Combined Financial Statements Our objectives are to obtain reasonable assurance about whether the combined financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditors’ report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with US GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material 2 if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the combined financial statements. In performing an audit in accordance with US GAAS, we: ● Exercise professional judgment and maintain professional skepticism throughout the audit. ● Identify and assess the risks of material misstatement of the combined financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the combined financial statements. ● Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, no such opinion is expressed. ● Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the combined financial statements. ● Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time. We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit. Chicago, Illinois August 9, 2024 3

ENVIRONMENTAL SOLUTIONS GROUP COMBINED STATEMENTS OF INCOME (In thousands) 2023 2022 Revenue $ 753,654 $ 660,809 Cost of goods and services 550,237 501,223 Gross profit 203,417 159,586 Selling, general and administrative expenses 84,213 71,910 Operating income 119,204 87,676 Interest expense 23,559 12,966 Other (income) expense, net (553) 2,002 Income before provision for income taxes 96,198 72,708 Provision for income taxes 23,029 16,126 Net income $ 73,169 $ 56,582 Years Ended December 31, See Notes to Combined Financial Statements 4

ENVIRONMENTAL SOLUTIONS GROUP COMBINED BALANCE SHEETS (In thousands) December 31, 2023 December 31, 2022 Current assets: Receivables, net $ 110,933 $ 97,279 Inventories, net 81,362 84,770 Prepaid and other current assets 2,726 3,264 Total current assets 195,021 185,313 Property, plant and equipment, net 53,344 50,664 Goodwill 130,331 130,331 Intangible assets, net 38,709 45,050 Other assets and deferred charges 9,594 7,143 Total assets $ 426,999 $ 418,501 Current liabilities: Notes payable to Parent - current $ 50,808 $ — Accounts payable 104,845 95,317 Accrued compensation and employee benefits 15,173 10,422 Deferred revenue 16,494 15,338 Other accrued expenses 19,025 16,193 Total current liabilities 206,345 137,270 Deferred income taxes — 1,073 Other liabilities 39,420 41,731 Notes payable to Parent 241,395 292,203 Total liabilities 487,160 472,277 Parent company equity (deficit) (60,161) (53,776) Total liabilities and Parent company equity (deficit) $ 426,999 $ 418,501 See Notes to Combined Financial Statements 5

ENVIRONMENTAL SOLUTIONS GROUP COMBINED STATEMENTS OF EQUITY (DEFICIT) (In thousands) Total Parent Company Equity (Deficit) Balance at December 31, 2021 $ (102,376) Inventory accounting method change 10,016 Balance at January 1, 2022 (92,360) Net income 56,582 Transfers to Parent (17,998) Balance at December 31, 2022 (53,776) Net income 73,169 Transfers to Parent (79,554) Balance at December 31, 2023 $ (60,161) See Notes to Combined Financial Statements 6

ENVIRONMENTAL SOLUTIONS GROUP COMBINED STATEMENTS OF CASH FLOWS (In thousands) Years Ended December 31, 2023 2022 Operating Activities: Net income $ 73,169 $ 56,582 Adjustments to reconcile net income to cash provided by operating activities: Depreciation and amortization 12,415 11,881 Stock-based compensation 699 746 Equity investment impairment — 2,427 Provision for losses on accounts receivable (net of recoveries) 237 54 Deferred income taxes (4,618) 84 Other, net 673 436 Cash effect of changes in assets and liabilities (excluding effects of acquisition): Receivables, net (13,895) (24,487) Inventories, net 3,408 (9,298) Prepaid and other assets (517) (843) Accounts payable 9,817 (1,815) Accrued compensation and employee benefits 4,187 2,381 Accrued expenses and other liabilities 3,317 2,076 Accrued taxes 275 (1,401) Net cash provided by operating activities 89,167 38,823 Investing Activities: Additions to property, plant and equipment (9,185) (9,879) Acquisitions, net of cash and cash equivalents acquired — (10,200) Proceeds from sale of property, plant and equipment 271 — Net cash used in investing activities (8,914) (20,079) Financing Activities: Net transfers (to) from Parent (80,253) (18,744) Net cash used in financing activities (80,253) (18,744) Net change in cash and cash equivalents — — Cash and cash equivalents at beginning of year — — Cash and cash equivalents at end of year $ — $ — Supplemental information - cash paid during the year for: Income taxes $ 3,410 $ 2,538 Noncash investing activities Contingent consideration owed for acquisition $ — $ 20,000 See Notes to Combined Financial Statements 7

1. Basis of Presentation On July 21, 2024, Dover Corporation ("Dover" or "Parent") signed a definitive agreement to sell Environmental Solutions Group ("the Company"), an operating company consisting of certain legal entities focused on or related to the solid waste and recycling industry within Dover's Engineered Products segment, to Terex Corporation ("Terex"). The consummation of the sale requires the Parent to deliver to the buyer audited carve-out financial statements of the Company as of and for the years ended December 31, 2023 and 2022. The consummation of the sale is subject to certain customary conditions, including the expiration or termination of all applicable waiting periods under the HSR Act. These combined financial statements of the Company (the "Combined Financial Statements") have been prepared on a stand-alone basis and are derived from Dover's consolidated financial statements and accounting records. The Combined Financial Statements represent the Company's financial position, results of operations and cash flows as its business was operated as part of Dover prior to the carve-out, in conformity with accounting principles generally accepted in the United States of America ("GAAP"). The Combined Financial Statements include Parent assets and liabilities that are specifically identifiable or otherwise attributable to the Company and allocations of expenses from Parent. However, amounts recognized by the Company are not necessarily representative of the amounts that would have been reflected in the Combined Financial Statements had the Company operated independently of Parent. Related party allocations are discussed further in Note 3 — Related Party Transactions. The Company is dependent upon its Parent for all of its working capital and financing requirements as the Parent uses a centralized approach to cash management and financing of its operations. Accordingly, none of Parent’s cash, cash equivalents or debt at the corporate level have been assigned to the Company in the Combined Financial Statements. Parent Company equity (deficit) represents Parent’s historical investment in the Company and includes accumulated net income attributable to the Parent, intercompany transactions and direct capital contributions, and expense allocations from Parent to the Company. See Note 3 — Related Party Transactions for a discussion of the relationship with the Parent, including a description of the costs allocated to the Company. 2. Summary of Significant Accounting Policies Description of Business The Company is a manufacturer and solutions provider delivering sustainable innovation in the waste industry including offerings of equipment and components, consumable supplies, aftermarket parts, software and digital solutions and support services. The Company's businesses are based primarily in the United States. Concentrations of Risk The Company's top two customers individually represent approximately 10%-20% of total revenues for the years ended December 31, 2023 and 2022. Use of Estimates The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the Combined Financial Statements and accompanying disclosures. These estimates may be adjusted due to changes in future economic, industry, or customer financial conditions, as well as changes in technology or demand. Estimates are used for, but not limited to, allowances for credit losses, net realizable value of inventories, warranty reserves, pension and post-retirement plans, stock-based compensation, useful lives for depreciation and amortization of long-lived assets including finite-lived intangibles, future cash flows associated with impairment testing for goodwill and other long-lived assets, deferred tax assets, unrecognized tax benefits and contingencies. Actual results may ultimately differ from these estimates, although management does not believe such differences would materially affect the Combined Financial Statements in any individual year. Estimates and assumptions are periodically reviewed and the effects of changes in these estimates and assumptions are reflected in the Combined Financial Statements in the period that they are determined. ENVIRONMENTAL SOLUTIONS GROUP NOTES TO COMBINED FINANCIAL STATEMENTS (Amounts in thousands except share data and where otherwise indicated) 8

Accounts Receivable and Allowance for Credit Losses Accounts receivable are recorded at face amounts less an allowance for credit losses. The allowance is an estimate based on historical collection experience, current and future economic and market conditions and a review of the current status of each customer's trade accounts receivable. Management evaluates the aging of the accounts receivable balances and the financial condition of its customers and all other forward-looking information that is reasonably available to estimate the amount of accounts receivable that may not be collected in the future and records the appropriate provision. See Note 9 — Credit Losses for additional information. Inventories Inventories are stated at the lower of cost, determined on the first-in, first-out ("FIFO") basis, or net realizable value. During the reporting period, certain inventories were accounted for at the lower of cost, determined on the last-in, first-out ("LIFO") basis, or market in accordance with Parent accounting policies. During the fourth quarter of 2023, the Company voluntarily changed the method of accounting for these LIFO inventories to FIFO. The Parent believes the FIFO method is preferable because it better reflects the current value of inventories in the combined balance sheets and results in a uniform method across the Parent's businesses, which in turn provides more useful financial information to the Parent's investors and creditors. All periods presented reflect the FIFO method of accounting and cumulative effect of the change. See Note 6 — Inventories, net for additional information. Property, Plant and Equipment Property, plant and equipment includes the historical cost of land, buildings, machinery and equipment, purchased and internally developed software, and significant improvements to existing plant and equipment or, in the case of acquisitions, the fair value of acquired assets. Expenditures for maintenance, repairs and minor renewals are expensed as incurred. When property or equipment is sold or otherwise disposed of, the related cost and accumulated depreciation are removed from the respective accounts and the gain or loss realized on disposition is reflected in operating income within the combined statements of income. The Company depreciates its assets on a straight-line basis over their estimated useful lives as follows: buildings and improvements 5 to 31.5 years; machinery and equipment 3 to 15 years; furniture and fixtures 3 to 7 years; vehicles 3 to 7 years; and software 3 to 10 years. Goodwill and Other Intangible Assets Goodwill represents the excess of purchase price over the fair value of net assets acquired and is not amortized. For goodwill, impairment tests are required at least annually, or more frequently if events or circumstances indicate that it may be impaired, when some portion but not all of a reporting unit is disposed of or classified as assets held for sale, or when a change in the composition of reporting units occurs for other reasons. The Company performs its goodwill impairment test annually in the fourth quarter using either a quantitative or qualitative analysis. Goodwill is tested for impairment at the reporting unit level, and is based on the net assets for each reporting unit, including goodwill and intangible assets. Goodwill is assigned to each reporting unit, which is a component of an operating segment that constitutes a business for which discrete financial information is available and is regularly reviewed by segment management. The Company identified three reporting units for testing goodwill impairment. See Note 10 — Goodwill and Other Intangible Assets for further discussion of the Company's annual goodwill impairment test and results. Other intangible assets with determinable lives primarily consist of customer intangibles, unpatented technologies, patents and trademarks. The other intangible assets are amortized over their estimated useful lives, ranging from 5 to 20 years. Long-lived assets (including definite-lived intangible assets) are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable, such as a significant sustained change in the business climate. If an indicator of impairment exists for any grouping of assets, an estimate of undiscounted future cash flows is prepared and compared to its carrying value. If an asset group is determined to be impaired, the loss is measured by the excess of the carrying amount of the asset group over its fair value, as determined by an estimate of discounted future cash flows. ENVIRONMENTAL SOLUTIONS GROUP NOTES TO COMBINED FINANCIAL STATEMENTS (Amounts in thousands except share data and where otherwise indicated) 9

Leases The Company determines if an arrangement is a lease at inception of a contract. The Company has operating leases for corporate offices, manufacturing plants, vehicle fleets and certain office and manufacturing equipment. Operating lease right-of-use ("ROU") assets are included in other assets and deferred charges and operating lease liabilities are included in other accrued expenses and other liabilities in the combined balance sheets. Leases with an initial term of 12 months or less are not recorded in the combined balance sheets. Finance leases as of December 31, 2023 and December 31, 2022 were immaterial. The Company accounts for each separate lease component of a contract and its associated non-lease components as a single lease component, thus causing all fixed payments to be capitalized. Variable lease payment amounts that cannot be determined at the commencement of the lease, such as increases in lease payments based on changes in index rates or usage, are not included in the ROU assets or lease liabilities. These are expensed as incurred and recorded as variable lease expense. ROU assets represent the Company's right to use an underlying asset during the lease term and lease liabilities represent the Company's obligation to make lease payments arising from the lease. ROU assets and lease liabilities are recognized at the commencement date based on the net present value of fixed lease payments over the lease term. The lease term includes options to extend or terminate the lease when it is reasonably certain that the Company will exercise that option. ROU assets also include any advance lease payments made and exclude lease incentives. As most of the Company's operating leases do not provide an implicit rate, the Company uses Dover's incremental borrowing rate based on the information available at the commencement date in determining the present value of lease payments. Fixed operating lease expense is recognized on a straight-line basis over the lease term. Supply Chain Financing Dover facilitates the opportunity for the Company's suppliers to participate in a voluntary supply chain financing ("SCF") program with a third-party financial institution. Participating suppliers are paid directly by the SCF financial institution and, in addition, may elect to sell receivables due from the Company to the SCF financial institution for early payment. Thus, participating suppliers have additional potential flexibility in managing their liquidity by accelerating, at their option and cost, the collection of receivables due from the Company. The Company and its suppliers agree on commercial terms, including payment terms, for the goods and services the Company procures, regardless of whether the supplier participates in SCF. For participating suppliers, the Company’s responsibility is limited to making all payments to the SCF financial institution on the terms originally negotiated with the supplier, irrespective of whether the supplier elects to sell receivables to the SCF financial institution. The Company does not determine the terms or conditions of the arrangement between the SCF financial institution and the Company's suppliers. The SCF financial institution pays the supplier on the invoice due date for any invoices that were not previously sold by the supplier. The agreement between Dover and the SCF financial institution does not require the Company to provide assets pledged as security or other forms of guarantees. Outstanding payments related to the SCF program are recorded within accounts payable in our combined balance sheets. As of December 31, 2023 and December 31, 2022, amounts due to the SCF financial institution were approximately $37,355 and $31,846, respectively. Revenue Recognition The majority of the Company's revenue is generated through the manufacture and sale of equipment, with revenue recognized upon transfer of control, title and risk of loss, which is generally upon shipment. Some revenue arrangements require delivery, installation, or other acceptance provisions to be satisfied before revenue is recognized. The Company includes shipping costs billed to customers in revenue and the related shipping costs in cost of goods and services. Stock-Based Compensation The principal awards issued under Dover's stock-based compensation plans include non-qualified stock appreciation rights ("SARs") and restricted stock units ("RSUs"). The cost for such awards is measured at the grant date based on the fair value of the award. At the time of grant, Dover estimates forfeitures, based on historical experience, in order to estimate the portion of the award that will ultimately vest. The value of the portion of the award that is expected to ultimately vest is recognized as ENVIRONMENTAL SOLUTIONS GROUP NOTES TO COMBINED FINANCIAL STATEMENTS (Amounts in thousands except share data and where otherwise indicated) 10 expense on a straight-line basis, generally over the explicit service period of three years (except for retirement-eligible employees) and is included in selling, general and administrative expenses in the combined statements of income. Expense for awards granted to retirement-eligible employees is recorded over the period from the date of grant through the date the employee first becomes eligible to retire and is no longer required to provide service. See Note 13 — Equity Incentive Program for additional information related to the Company's stock-based compensation. Income Taxes The Company’s operations have historically been included in Dover’s consolidated federal tax return and certain combined state returns. The income tax expense in these Combined Financial Statements has been determined on a stand-alone return basis in accordance with Accounting Standards Codification (“ASC”) 740 “Income Taxes,” which requires the recognition of income taxes using the liability method. Under this method, the Company is assumed to have historically filed a return separate from Dover, reporting its taxable income or loss and paying applicable tax based on its separate taxable income and associated tax attributes in each tax jurisdiction. Income taxes payable at each balance sheet date computed under the stand-alone return basis are classified within parent company equity (deficit) in the combined balance sheets since Dover is legally liable for the tax. Accordingly, changes in income taxes payable are recorded as a component of financing activities in the combined statements of cash flows. The calculation of income taxes on the separate return basis requires considerable judgment and the use of both estimates and allocations. As a result, the Company’s effective tax rate and deferred tax balances will differ from those in Dover’s historical periods. Additionally, the Company’s deferred tax balances as calculated on the separate return basis will differ from the deferred tax balances of Dover, if legally separated. See Note 12 — Income Taxes for additional information on the Company’s income taxes and unrecognized tax benefits. Research and Development Costs Research and development costs, including qualifying engineering costs, are expensed when incurred and amounted to $14,054 in 2023 and $11,949 in 2022. These costs as a percent of revenue were 1.9% in 2023 and 1.8% in 2022. Research and development costs are reported within selling, general and administrative expenses in the combined statements of income. Advertising Costs Advertising costs are expensed when incurred and amounted to $1,747 in 2023 and $1,484 in 2022. Advertising costs are reported within selling, general and administrative expenses in the combined statements of income. Risk, Retention, Insurance The Company was covered under Dover's insurance policies during the years ended December 31, 2023 and 2022, which included various deductibles that, based on Dover's experience, are typical and customary for a company of the Parent's size and risk profile. Dover generally maintains insurance policies with deductibles for claims and liabilities related primarily to workers' compensation, health and welfare claims, general liability, product and automobile liability, cybersecurity risks, property damage and business interruption resulting from certain events. Dover accrues for claim exposures that are probable of occurrence and can be reasonably estimated and these costs are included in the corporate costs allocated to the Company. See Note 3 — Related Party Transactions for additional information on allocated costs. Recent Accounting Pronouncements Recently Issued Accounting Standards The following accounting standards updates ("ASU"), issued by the Financial Accounting Standards Board ("FASB"), will, or are expected to, result in a change in practice and/or have a financial impact to the Company's Combined Financial Statements: ENVIRONMENTAL SOLUTIONS GROUP NOTES TO COMBINED FINANCIAL STATEMENTS (Amounts in thousands except share data and where otherwise indicated) 11

In December 2023, the FASB issued ASU No. 2023-09 Income Taxes (Topic 740): Improvements to Income Tax Disclosures, which expands the disclosures required in an entity’s income tax rate reconciliation table and requires disclosure of income taxes paid both in U.S. and foreign jurisdictions. The amendments are effective for fiscal years beginning after December 15, 2024. Early adoption is permitted. The Company is currently evaluating this ASU to determine its impact on the Company's disclosures. Recently Adopted Accounting Standards In September 2022, the FASB issued ASU No. 2022-04 Liabilities-Supplier Finance Programs (Topic 405-50): Disclosure of Supplier Finance Program Obligations. The amendments in this update require a buyer in a supplier finance program to disclose information about the program's nature, activity during the period, changes from period to period, and potential magnitude. The Company adopted the guidance when it became effective on January 1, 2023, except for the rollforward requirement, which became effective January 1, 2024. The adoption did not have a material impact on the Combined Financial Statements. See required disclosure within the Supply Chain Financing section of Note 2 — Summary of Significant Accounting Policies. 3. Related Party Transactions Allocated costs Dover provides the Company certain services, which include corporate executive management, human resources, information technology, facilities, tax, shared services, finance and legal services. The financial information in these Combined Financial Statements does not necessarily include all the expenses that would have been incurred had the Company been a separate, stand-alone entity. As such, the financial information herein may not necessarily reflect the combined financial position, results of operations, and cash flows of the Company in the future or what they would have been had the Company been a separate, stand-alone entity during the periods presented. Management believes that the methods used to allocate expenses to the Company, which are based on direct usage where specifically identifiable, with others allocated based on revenue, headcount or other relevant measures, are a reasonable reflection of the utilization of services by, or the benefits provided to the Company, in the aggregate. The corporate expenses allocated to the Company totaled $12,798, and $12,012 for the years ended December 31, 2023 and 2022 which were primarily recorded in selling, general and administrative expenses in the combined statements of income. These amounts include corporate cost allocations for stock-based compensation discussed in Note 13 — Equity Incentive Program. The Company's total costs related to such support functions may differ from the costs that were historically allocated to it from Dover. All intercompany transactions between the Company's entities have been eliminated. Transactions between the Company and Dover, with the exception of related party payables included in accounts payable and notes payable to Parent discussed below, are reflected in equity in the combined balance sheets as “Parent company equity (deficit)” and in the combined statement of cash flows as a financing activity in “Net transfers (to) from Parent.” Related party payable The Company had outstanding accounts payable balances with Dover and its affiliates totaling $770 and $572 at December 31, 2023 and 2022, respectively. These balances are included in accounts payable in the combined balance sheets. Notes payable to Parent The Company has outstanding intercompany notes payable with Dover and its affiliates, which were put in place to fund the business over a defined period of time. The following table summarizes the Company's outstanding notes to Dover: ENVIRONMENTAL SOLUTIONS GROUP NOTES TO COMBINED FINANCIAL STATEMENTS (Amounts in thousands except share data and where otherwise indicated) 12

ENVIRONMENTAL SOLUTIONS GROUP
NOTES TO COMBINED FINANCIAL STATEMENTS
(Amounts in thousands except share data and where otherwise indicated)

Maturity Date		Principal		December 31, 2023		December 31, 2022
December 31, 2024	$	50,808	$	50,808	$	50,808
December 31, 2025	$	48,500		48,500		48,500
December 31, 2026	$	21,938		21,938		21,938
December 31, 2027 [1]	$	78,320		78,320		78,320
December 31, 2027 [1]	$	15,437		15,437		15,437
December 31, 2028 [2]	$	30,000		30,000		30,000
December 31, 2028 [2]	$	47,200		47,200		47,200
				292,203		292,203
Less: Notes payable to Parent - current				50,808		—
Notes payable to Parent - non-current			$	241,395	$	292,203

[1]Promissory note was renewed on December 31, 2022 with a new five-year term.

[2]Promissory note was renewed on December 31, 2023 with a new five-year term.

Historically, these financing arrangements were continually renewed with no intention to settle the obligations in cash. These notes are classified separately from Parent Company equity (deficit) within the combined balance sheets because the notes are legally binding instruments that bear interest at the prime rate adjusted quarterly, the expense for which is reflected in the combined statements of income. Accrued interest is settled quarterly and therefore as of December 31, 2023 and 2022 there was no accrued interest outstanding. The average interest rates for all of the outstanding notes were 8.1% and 4.4% and the net interest expense on these notes totaled $23,559, and $12,966 for the years ended December 31, 2023, and 2022, respectively. It is management's intention to settle these notes, as well as the Parent deficit presented in the combined statements of equity (deficit), in non-cash transactions prior to the consummation of the sale. These notes are not necessarily representative of the Company's future debt levels.

4. Revenue

Revenue from Contracts with Customers

A majority of the Company's revenue is short cycle in nature with shipments within one year from order. A small portion of the Company's revenue derives from contracts extending over one year. The Company's payment terms generally range between 30 to 90 days and vary by the location of businesses, the type of products manufactured to be sold and the volume of products sold, among other factors.

Disaggregation of Revenue

We disaggregate revenue from contracts with customers by equipment revenue, aftermarket revenue, and digital solutions revenue, as we believe it best depicts the nature, amount, and timing of our revenues.

	Years Ended December 31,			
		2023		2022
Equipment	$	538,217	$	457,575
Aftermarket		137,572		132,273
Digital solutions		77,865		70,961
Total	$	753,654	$	660,809

Performance Obligations

A majority of the Company's contracts have a single performance obligation which represents, in most cases, the equipment or product being sold to the customer. Some contracts include multiple performance obligations such as a product and the related installation, extended warranty, digital solutions, and/or maintenance services. These contracts require judgment in determining the number of performance obligations.

13

The Company has elected to use the practical expedient to not adjust the promised amount of consideration for the effects of a significant financing component if it is expected, at contract inception, that the period between when the Company transfers a promised good or service to a customer, and when the customer pays for that good or service, will be one year or less. Thus, the Company may not consider an advance payment to be a significant financing component, if it is received less than one year before product completion. The majority of the Company's contracts offer assurance-type warranties in connection with the sale of a product to a customer. Assurance-type warranties provide a customer with assurance that the related product will function as the parties intended because it complies with agreed-upon specifications. Such warranties do not represent a separate performance obligation. The Company may also offer service-type warranties that provide services to the customer, in addition to the assurance that the product complies with agreed-upon specifications. If a warranty is determined to be a service-type warranty, it represents a distinct service and is treated as a separate performance obligation. Estimates are used to determine the standalone selling price among separate performance obligations and the measure of progress for contracts where revenue is recognized over time. The Company reviews and updates these estimates regularly. For contracts with multiple performance obligations, the Company allocates the total transaction price to each performance obligation in an amount based on the estimated relative standalone selling prices of the promised goods or services underlying each performance obligation. The Company uses an observable price to determine the standalone selling price for separate performance obligations or a cost plus margin approach when one is not available. Approximately 95% of the Company's revenue is recognized at a point in time, rather than over time, as the Company completes its performance obligations. Specifically, revenue is recognized when control transfers to the customer, typically upon shipment or completion of installation or other substantive acceptance provisions required under the contract. Approximately 5% of the Company's revenue is recognized over time and relates to the sale of extended warranties, digital solutions and services. Revenue related to these arrangements is recognized ratably as the customer receives and consumes the benefits throughout the contract period. Transaction Price Allocated to the Remaining Performance Obligations At December 31, 2023, we estimated that $18,021 in revenue is expected to be recognized in the future related to performance obligations that are unsatisfied (or partially unsatisfied) at the end of the reporting period. Remaining consideration pertains to contracts with multiple performance obligations, and multi-year service agreements which are typically recognized as the performance obligation is satisfied. We expect to recognize approximately 29.7% of the Company's unsatisfied (or partially unsatisfied) performance obligations as revenue in 2024, 29.0% in 2025, and 16.4% in 2026, with the remaining balance to be recognized in 2027 and thereafter. The Company applied the standard's practical expedient that permits the omission of unsatisfied performance obligations for (i) contracts with an original expected length of one year or less and (ii) contracts for which the Company recognizes revenue at the amount to which the Company has the right to invoice for services performed. Contract Balances The following table provides information about contract liabilities from contracts with customers: December 31, 2023 December 31, 2022 December 31, 2021 Contract liabilities - current $ 16,494 $ 15,338 $ 14,249 Contract liabilities - non-current 12,447 13,461 12,222 Contract liabilities relate to advance consideration received from customers or advance billings for which revenue has not been recognized. Current contract liabilities are recorded in deferred revenue and non-current contract liabilities are recorded in other liabilities in the combined balance sheets. Contract liabilities are reduced when the associated revenue from the contract is recognized. The Company had no contract assets as of December 31, 2023 or 2022. ENVIRONMENTAL SOLUTIONS GROUP NOTES TO COMBINED FINANCIAL STATEMENTS (Amounts in thousands except share data and where otherwise indicated) 14

ENVIRONMENTAL SOLUTIONS GROUP
NOTES TO COMBINED FINANCIAL STATEMENTS
(Amounts in thousands except share data and where otherwise indicated)

The revenue recognized during 2023 and 2022 that was included in the contract liabilities at the beginning of the respective periods amounted to $14,487 and $13,397, respectively.

Contract Costs

Costs incurred to obtain a customer contract are not material to the Company. The Company elected to apply the practical expedient to not capitalize contract costs to obtain contracts with a duration of one year or less, which are expensed and included within selling, general and administrative in the combined statements of income.

5. Asset Acquisition

On April 6, 2022, the Company acquired certain intellectual property assets (IP) relating to electric refuse collection vehicles from Boivin Evolution Inc. for $30,200, including contingent consideration. The contingent consideration is based on a percentage of revenues generated from the asset over the earn-out period, which is the earlier of April 6, 2030 or the achievement of the full earn-out of $20,000. If the accumulated earn-out through April 6, 2030 is less than the minimum of $5,000, the earn-out period will extend until such time that the minimum earn-out is achieved. As of December 31, 2023 and 2022, $20,000 of contingent consideration was recorded in other liabilities within the combined balance sheets as the payments required under the earn-out are expected to be made beyond twelve months from December 31, 2023. The acquisition did not meet the definition of a business and was accounted for as an asset acquisition. The purchase price is allocated entirely to the assets acquired which were classified as unpatented technologies recorded in intangible assets, net within the combined balance sheets and are amortized on a straight-line basis over a useful life of 10 years. The amortization expense is recorded in cost of goods and services within the combined statements of income.

6. Inventories, net

	December 31, 2023	December 31, 2022
Raw materials	$ 47,324	$ 50,444
Work in progress	8,721	8,725
Finished goods	29,944	31,501
Subtotal	85,989	90,670
Less reserves	(4,627)	(5,900)
Total	$ 81,362	$ 84,770

As a result of the retrospective application of the change in accounting method from LIFO to FIFO in the fourth quarter of 2023, the following financial statement line items within the accompanying financial statements were impacted, as follows:

	December 31, 2023			December 31, 2022		
	As Computed under LIFO	As Reported under FIFO	Effect of Change	As Computed under LIFO	As Reported under FIFO	Effect of Change
Combined Balance Sheets						
Inventories, net	$ 66,815	$ 81,362	$ 14,547	$ 70,619	$ 84,770	$ 14,151
Other assets and deferred charges	12,179	9,594	(2,585)	9,446	7,143	(2,303)
Deferred income taxes	—	—	—	—	1,073	1,073
Parent company equity (deficit)	(72,123)	(60,161)	11,962	(64,551)	(53,776)	10,775

The cumulative effect of the retrospective change on periods presented prior to 2022 resulted in a decrease to Parent company deficit of $10,016, which is net of a deferred tax liability of $3,139, and is presented in the combined statements of equity (deficit). The impacts to the periods presented in the combined statements of income, combined statements of equity (deficit) and combined statements of cash flows were immaterial.

15

7. Property, Plant and Equipment, net December 31, 2023 December 31, 2022 Land $ 1,721 $ 1,721 Buildings and improvements 48,517 46,473 Machinery, equipment and other 84,156 80,662 Property, plant and equipment, gross 134,394 128,856 Accumulated depreciation (81,050) (78,192) Property, plant and equipment, net $ 53,344 $ 50,664 Depreciation expense totaled $6,074 and $5,188 for the years ended December 31, 2023 and 2022, respectively. 8. Leases The Company's ROU assets and lease liabilities are discussed in detail in Note 2 — Summary of Significant Accounting Policies. The components of operating lease costs were as follows: Years Ended December 31, 2023 2022 Fixed $ 1,256 $ 1,125 Variable 74 80 Short-term 1,841 1,805 Total $ 3,171 $ 3,010 Supplemental cash flow information related to leases was as follows: Years Ended December 31, 2023 2022 Cash paid for amounts included in the measurement of lease liabilities: Operating cash flows for operating leases $ 1,239 $ 1,295 Right-of-use assets obtained in exchange for lease obligations: Operating leases $ — $ 1,274 Supplemental balance sheet information related to operating leases was as follows: December 31, 2023 December 31, 2022 Right-of-use assets: Other assets and deferred charges $ 2,927 $ 4,079 Operating lease liabilities: Other accrued expenses $ 817 $ 1,211 Other liabilities 2,161 2,971 Total operating lease liabilities $ 2,978 $ 4,182 ENVIRONMENTAL SOLUTIONS GROUP NOTES TO COMBINED FINANCIAL STATEMENTS (Amounts in thousands except share data and where otherwise indicated) 16

The aggregate future lease payments for operating leases as of December 31, 2023 are as follows: 2024 $ 886 2025 784 2026 797 2027 676 2028 — Thereafter — Total lease payments 3,143 Less interest (165) Present value of lease liabilities $ 2,978 Average lease terms and discount rates of operating leases were as follows: December 31, 2023 December 31, 2022 Weighted-average remaining lease term (years) 2.6 3.3 Weighted-average discount rate 2.8% 2.6% 9. Credit Losses The Company is exposed to credit losses primarily through sales of products and services. Due to the short-term nature of such receivables, the estimate of amount of accounts receivable that may not be collected is based on aging of the accounts receivable balances and other historical and forward-looking information on the financial condition of the customers that is reasonably available. Balances are written off when determined to be uncollectible. The following table provides a rollforward of the allowance for credit losses deducted from accounts receivable that represent the net amount expected to be collected. 2023 2022 Balance at January 1 $ 895 $ 849 Provision for expected credit losses, net of recoveries 237 54 Amounts written off charged against the allowance (299) (22) Other — 14 Balance at December 31 $ 833 $ 895 10. Goodwill and Other Intangible Assets Goodwill There were no changes in the carrying value of goodwill in the combined balance sheets for the periods ended December 31, 2023 and 2022. Goodwill totaled $130,331 for both the years ended December 31, 2023 and 2022. No accumulated impairments exist as of December 31, 2023. Annual impairment testing In connection with the 2023 and 2022 annual goodwill assessments, management performed qualitative impairment assessments of the Company’s reporting units. The qualitative analyses evaluated factors, including, but not limited to, economic, market and industry conditions, cost factors and the overall financial performance of the reporting units. In completing these assessments, the Company did not identify any changes in events or circumstances that indicated that it was more likely than not that the fair value of any reporting unit was less than its carrying amount. Accordingly, no quantitative goodwill impairment test was performed and no impairment of goodwill was required for the years ended December 31, 2023 or 2022. ENVIRONMENTAL SOLUTIONS GROUP NOTES TO COMBINED FINANCIAL STATEMENTS (Amounts in thousands except share data and where otherwise indicated) 17

ENVIRONMENTAL SOLUTIONS GROUP
NOTES TO COMBINED FINANCIAL STATEMENTS
(Amounts in thousands except share data and where otherwise indicated)

Intangible Assets

The Company's definite-lived intangible assets by major asset class were as follows:

	December 31, 2023			December 31, 2022		
	Gross Amount	Accumulated Amortization	Net Carrying Amount	Gross Amount	Accumulated Amortization	Net Carrying Amount
Amortized intangible assets:						
Customer intangibles	$ 40,802	$ 29,445	$ 11,357	$ 40,802	$ 26,820	$ 13,982
Trademarks	6,106	4,706	1,400	6,106	4,224	1,882
Patents	2,281	2,281	—	2,281	2,281	—
Unpatented technologies	33,156	7,204	25,952	33,156	3,970	29,186
Total intangible assets, net	$ 82,345	$ 43,636	$ 38,709	$ 82,345	$ 37,295	$ 45,050

The Company recorded $0 and $30,200 of acquired intangible assets in 2023 and 2022, respectively. See Note 5 — Asset Acquisition for further information. The assets acquired in 2022 were classified as unpatented technologies.

For the years ended December 31, 2023 and 2022, amortization expense was $6,341 and $6,693, respectively. Amortization expense is comprised of acquisition-related intangible amortization.

Estimated future amortization expense related to intangible assets held at December 31, 2023 for the next five years is as follows:

	Estimated Amortization
2024	$ 5,439
2025	5,439
2026	5,439
2027	5,237
2028	4,230

11. Other Accrued Expenses and Other Liabilities

The following table details the major components of other accrued expenses:

	December 31, 2023	December 31, 2022
Warranty	$ 8,621	$ 5,393
Accrued commissions (non-employee)	2,093	1,465
Accrued freight	2,072	1,430
Taxes other than income	1,259	1,103
Operating lease liabilities	817	1,211
Restructuring and exit costs	302	35
Accrued rebates and volume discounts	75	1,138
Other	3,786	4,418
Total other accrued expenses	$ 19,025	$ 16,193

18

The following table details the major components of other liabilities (non-current): December 31, 2023 December 31, 2022 Contingent consideration owed for acquisition $ 20,000 $ 20,000 Deferred revenue 12,447 13,461 Unrecognized tax benefits 2,448 2,422 Deferred compensation 2,364 2,877 Operating lease liabilities 2,161 2,971 Total other liabilities $ 39,420 $ 41,731 Warranty Estimated warranty program claims are provided for at the time of sale. Amounts provided for are based on historical costs and adjusted for new claims. The changes in the carrying amount of product warranties were as follows: 2023 2022 Balance at January 1 $ 5,393 $ 5,300 Provision for warranties 15,549 9,606 Settlements made (12,321) (9,513) Balance at December 31 $ 8,621 $ 5,393 12. Income Taxes The operations of the Company have been historically included in Dover’s U.S. combined federal and state income tax returns. Income tax expense and deferred tax balances are presented in these financial statements as if the Company filed its own tax returns in each jurisdiction. Tax credits and attributes generated by the Company have been utilized by Dover. Income before provision for income taxes are entirely domestic. Income tax expense for the years ended December 31, 2023 and 2022 is comprised of the following: Years Ended December 31, 2023 2022 Current: U.S. federal $ 22,235 $ 13,773 State and local 5,412 2,269 Total current 27,647 16,042 Deferred: U.S. federal (3,800) 317 State and local (818) (233) Total deferred (4,618) 84 Total expense $ 23,029 $ 16,126 Differences between the effective income tax rate and the U.S. federal income statutory tax rate are as follows: Years Ended December 31, 2023 2022 U.S. federal income tax rate 21.0% 21.0 % State and local taxes, net of federal income tax benefit 3.5 3.2 Tax credits (0.9) (0.8) Resolution of tax contingencies — (1.0) Other 0.3 (0.2) Effective tax rate 23.9% 22.2 % ENVIRONMENTAL SOLUTIONS GROUP NOTES TO COMBINED FINANCIAL STATEMENTS (Amounts in thousands except share data and where otherwise indicated) 19

The tax effects of temporary differences that give rise to deferred tax assets and liabilities are as follows: December 31, 2023 December 31, 2022 Deferred Tax Assets: Accrued compensation $ 2,538 $ 2,015 Accrued expenses, including warranty costs 2,374 1,421 Allowance for credit losses 205 217 Deferred revenue and other liabilities 3,162 3,516 Lease obligations 1,711 1,732 Capitalized research and development 5,690 2,491 Total deferred tax assets $ 15,680 $ 11,392 Deferred Tax Liabilities: Intangible assets $ (3,219) $ (3,187) Property, plant and equipment (6,406) (6,233) Lease right-of-use assets (1,698) (1,707) Inventories (542) (1,068) Total deferred tax liabilities (11,865) (12,195) Net deferred tax asset (liability) $ 3,815 $ (803) Classified as follows in the Combined Balance Sheets: Other assets and deferred charges $ 3,815 $ 270 Deferred income taxes — (1,073) $ 3,815 $ (803) As of December 31, 2023, the Company has no deferred tax assets recorded related to tax loss and tax credit carryforwards. The Company has unrecognized tax benefits (inclusive of interest) of $2,448 and $2,422 recorded as of December 31, 2023 and 2022, respectively, that are recorded on the combined balance sheets in other liabilities. The Company recognizes interest accrued related to unrecognized tax benefits and penalties through income tax expense. During the years ended December 31, 2023 and 2022, the Company recorded $48, and $165, respectively, of an income tax benefit for interest and penalties related to net reductions of unrecognized tax benefits. The Company had accrued interest and penalties of $514 at December 31, 2023 and $509 at December 31, 2022. Operations of the Company are included in the consolidated U.S. federal and combined unitary state and local income tax returns filed by Dover, where applicable. With few exceptions, as of December 31, 2023, the Company is no longer subject to U.S federal, state, or local examinations by tax authorities for the years prior to 2020. It is reasonably possible that a decrease of up to $1,433 (exclusive of interest and penalties) in unrecognized tax benefits may occur during the next 12 months. 13. Equity Incentive Program Dover grants share-based awards to its officers and other key employees, including certain Company individuals. The following disclosures reflect the portion of Dover's program in which the Company's employees participate. All awards granted under the program consist of Dover common shares and are not necessarily indicative of the results that the Company would have experienced as an independent, publicly-traded company for the periods presented. Upon consummation of the sale of the Company, RSUs and SARs will generally continue to vest as if employment has not terminated until the earlier of 12 months from the date of employment termination or remaining vesting period. All other outstanding RSUs and SARs that relate to a performance period ending after the date of sale will be canceled. Compensation expense will be recorded on the date of sale for the awards that will continue to vest, offset by the canceled awards. ENVIRONMENTAL SOLUTIONS GROUP NOTES TO COMBINED FINANCIAL STATEMENTS (Amounts in thousands except share data and where otherwise indicated) 20

ENVIRONMENTAL SOLUTIONS GROUP
NOTES TO COMBINED FINANCIAL STATEMENTS
(Amounts in thousands except share data and where otherwise indicated)

Stock-based compensation costs are reported within selling, general and administrative expenses in the combined statements of income. The following table summarizes the Company's compensation expense relating to all stock-based incentive plans:

	Years Ended December 31, 2023	2022
Pre-tax stock-based compensation expense	$ 2,363	$ 2,325
Tax benefit	(186)	(212)
Total stock-based compensation expense, net of tax	$ 2,177	$ 2,113

Corporate stock-based compensation costs of $1,664 and $1,579 were allocated to the Company and included in the pre-tax stock-based compensation expense presented above for the years ended December 31, 2023 and 2022. See Note 3 — Related Party Transactions for details on corporate allocations.

SARs

The exercise price per share for SARs is equal to the closing price of Dover's stock on the New York Stock Exchange on the date of grant. New common shares are issued when SARs are exercised. The period during which SARs are exercisable is fixed by Dover's Compensation Committee at the time of grant. Generally, the SARs vest after three years of service and expire at the end of ten years.

In 2023 and 2022, Dover issued SARs to the Company's employees covering 10,224 and 10,861 shares, respectively. The fair value of each SAR grant was estimated on the date of grant using a Black-Scholes option-pricing model with the following assumptions:

	2023	2022
Risk-free interest rate	3.91 %	1.86 %
Dividend yield	1.32 %	1.25 %
Expected life (years)	5.4	5.4
Volatility	30.65 %	29.46 %
Grant price	$153.25	$160.21
Fair value per share at date of grant	$47.27	$42.07

Expected volatilities are based on Dover's stock price history, including implied volatilities from traded options on Dover stock. Dover uses historical data to estimate SAR exercises and employee termination patterns within the valuation model. The expected life of SARs granted is derived from the output of the option valuation model and represents the average period of time that SARs granted are expected to be outstanding. The interest rate for periods within the contractual life of the awards is based on the U.S. Treasury yield curve in effect at the time of grant.

A summary of activity relating to SARs granted to the Company's employees under the Dover plans for the year ended December 31, 2023 is as follows:

	SARs Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value
Outstanding at January 1, 2023	77,697	$ 98.15		
Granted	10,224	153.25		
Forfeited / expired	(3,458)	144.63		
Exercised	(16,048)	83.91		
Outstanding at December 31, 2023	68,415	107.38	5.7	$ 3,223
Exercisable at December 31, 2023	41,462	$ 84.73	4.2	$ 2,864

21

Unrecognized compensation expense related to SARs not yet exercisable was $96 at December 31, 2023. This cost is expected to be recognized over a weighted average period of 1.6 years. Other information regarding the exercise of SARs is listed below: 2023 2022 Fair value of SARs that became exercisable $ 263 $ 269 Aggregate intrinsic value of SARs exercised $ 1,079 $ 335 RSUs Dover also has restricted stock authorized for grant. Common stock of Dover may be granted at no cost to certain officers and key employees. In general, restrictions limit the sale or transfer of these shares during a three-year period, and restrictions lapse proportionately over the three-year period. Dover granted 3,068 and 2,284 of RSUs to the Company's employees in 2023 and 2022, respectively. The fair value of these awards was determined using Dover's closing stock price on the date of grant, which was $153.25 and $160.21 in 2023 and 2022, respectively. A summary of activity for RSUs granted to the Company's employees for the year ended December 31, 2023 is as follows: Number of Shares Weighted Average Grant-Date Fair Value Unvested at January 1, 2023 4,732 $ 136.91 Granted 3,068 153.25 Forfeited (548) 149.13 Vested (2,249) 132.84 Unvested at December 31, 2023 5,003 $ 147.43 Unrecognized compensation expense relating to unvested RSUs as of December 31, 2023 was $254, which will be recognized over a weighted average period of 1.4 years. 14. Commitments and Contingent Liabilities Guarantees The Company has provided typical indemnities in connection with sales of certain businesses and assets, including representations and warranties and related indemnities for environmental, health and safety, tax and employment matters. The Company does not have any material liabilities recorded for these indemnifications and is not aware of any claims or other information that would give rise to material payments under such indemnities. Litigation The Company is party to a number of other legal proceedings incidental to its businesses. These proceedings primarily involve claims by private parties alleging injury arising out of use of the Company's products, patent infringement, employment matters and commercial disputes. Management and legal counsel review the probable outcome of such proceedings, the costs and expenses reasonably expected to be incurred and currently accrued to-date and consider the availability and extent of insurance coverage. The Company has estimated liabilities for these other legal matters that are probable and estimable, and at December 31, 2023 and 2022, these estimated liabilities were immaterial. While it is not possible at this time to predict the outcome of these legal actions, in the opinion of management, based on the aforementioned reviews, the Company is not currently involved in any legal proceedings which, individually or in the aggregate, could have a material effect on its combined financial position, results of operations, or cash flows. ENVIRONMENTAL SOLUTIONS GROUP NOTES TO COMBINED FINANCIAL STATEMENTS (Amounts in thousands except share data and where otherwise indicated) 22

15. Defined Contribution Plan Dover offers a defined contribution retirement plan which covers the majority of its U.S. employees. The Company's expense relating to defined contribution plans was $4,435 and $4,035 for the years ended December 31, 2023 and 2022, respectively. 16. Equity Investments On March 22, 2018, the Company acquired a 13% equity interest in Compology, Inc. ("Compology"), a start-up technology company for image sensors, for $5,000 (recorded in other assets and deferred charges in the combined balance sheets). The fair value of the investment at the acquisition date was determined using the measurement alternative which measures an investment at cost minus impairment, if any, plus or minus changes resulting from observable price changes in orderly transactions for the identical or similar investment of the same issuer. The fair value measurement of the investment is based on significant unobservable inputs, including non-public equity issuances, and thus represents a Level 3 input. In June 2022, Compology entered into a letter of intent to be acquired by Roadrunner Recycling, Inc. ("Roadrunner Recycling") for $27,000. The transaction constituted an observable transaction which triggered the remeasurement of the Company's investment to fair value based on the transaction price. The Company remeasured its investment to fair value of $2,573 and recognized an impairment of $2,427 which is recorded within other (income) expense, net on the combined statements of income for the year ended December 31, 2022. Subsequently on October 4, 2022, Roadrunner Recycling completed its acquisition of Compology and the Company's Compology shares were converted to Roadrunner Recycling shares. The carrying value of the Company's Roadrunner Recycling investment was $2,573 at December 31, 2023 and 2022. 17. Subsequent Events The Company has evaluated subsequent events through August 9, 2024, the date the financial statements for the fiscal years ended December 31, 2023 and 2022, were issued. On February 29, 2024, the Company disposed of its investment in Roadrunner Recycling for total consideration of $1,860, resulting in a loss of $713 recognized in 2024. On July 21, 2024, the Parent entered into a definitive agreement to sell the Company for approximately $2.0 billion on a cash-free and debt-free basis, subject to customary post-closing adjustments. The transaction is expected to close before year-end 2024, subject to customary closing conditions, including receipt of regulatory approvals. ENVIRONMENTAL SOLUTIONS GROUP NOTES TO COMBINED FINANCIAL STATEMENTS (Amounts in thousands except share data and where otherwise indicated) 23